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                             GOODWIN, PROCTER & HOAR, LLP
                A Partnership Including Professional Corporations
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS, 02109-2881

                                                       Telephone (617)570-1000
                                                       Telecopier (617)523-1231
                                                       Cable.GOODPROCT,BOSTON
                                  March 26, 1996


Midwest Strategic Trust
312 Walnut Street
Cincinnati, Ohio 45202-4004

Gentlemen:

         This opinion is rendered by us as special Massachusetts counsel to Midwest Strategic Trust (the "Trust") in connection with the registration, pursuant to Section 24(e) of the Investment Company Act of 1940, of 1,653,973 Shares of Beneficial Interest of the Trust's U.S. Government Securities Fund and 1,105,173 Shares of Beneficial Interest of the Trust's Treasury Total Return Fund described in Post-Effective Amendment No. 30 (the "Registered Shares") to the Trust's Registration Statement under the Securities Act of 1933, as amended.

         The Trust is organized pursuant to a Restated Agreement and Declaration of Trust under Massachusetts law as what is commonly known as a Massachusetts business trust.

         We have examined the Trust's Restated Agreement and Declaration of Trust, its Bylaws, a Certificate of the Secretary of the Trust concerning certain actions of the Trustees of the Trust, the text of the aforesaid Post-Effective Amendment No. 30, and such other documents as we deem appropriate for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that under Massachusetts law the Registered Shares, when issued and paid for in accordance with the Prospectus contained in the Trust's Registration Statement in effect at the time of such issuance, will be legally issued, fully paid and nonassessable by the Trust.

         We consent to this opinion being filed as an exhibit to the aforesaid Post-Effective Amendment No. 30.

                                Very truly yours,

                           /s/ Goodwin, Procter & Hoar, LLP

                             Goodwin, Procter & Hoar, LLP




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